SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT
                 Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                        January 24, 2001

                       MENTOR CORPORATION
     (Exact name of registrant as specified in its charter)

Minnesota                     0-7955              41-0950791
(State or other          (Commission File No.)    (IRS Employer
jurisdiction of                                   I.D. No.)
incorporation)

                        201 Mentor Drive
                 Santa Barbara, California 93111
            (Address of principal executive offices)
       Registrant's telephone number, including area code:
                         (805) 879-6000


Item 5.  Other Events

On January 22, 2001, Mentor Corporation (NASDAQ: MNTR) announced that it has acquired South Bay Medical, a privately held
Minneapolis-based medical device company. Incorporated by reference is a press release issued by the Registrant on January
22, 2001, attached as Exhibit 99.

Item 7.  Financial Statements and Exhibits

     (a)  Not applicable.

     (b)  Not applicable.

     (c)  Exhibits

          Exhibit 99          Press release issued January 22,
                              2001 regarding the acquisition of
                              South Bay Medical, LLC.


                           SIGNATURES

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         MENTOR CORPORATION


Date:  January 24, 2001  /s/CHRISTOPHER J. CONWAY
                         Christopher J. Conway, Chairman
                         Chief Executive Officer and President


Date:  January 24, 2001  /s/ADEL MICHAEL
                         Senior Vice President
                         Chief Financial Officer


      Mentor Acquires Breakthrough Brachytherapy Technology

SANTA BARBARA, California, January 22, 2001 - Mentor Corporation (NASDAQ: MNTR) today announced that it has acquired South Bay Medical, a privately held Minneapolis-based medical device company. The terms of the transaction were not disclosed.

South Bay Medical was formed in 1999 to develop new technology for the minimally invasive treatment of prostate cancer through brachytherapy. In the brachytherapy procedure small radioactive sources or "seeds" are injected directly into the tumor. The company has developed a computerized workstation and automated cartridge-based needle loading system that brings numerous advantages to medical physicists, radiation oncologists and other clinicians performing brachytherapy procedures.

South Bay's Isoloader system serves as a high-speed platform for running industry-standard 3-D treatment planning software, and is a safe and effective means for the automatic transfer of pre-sterilized radioactive seeds into surgical needles while performing real-time radiation strength verification for each seed.

"The Isoloader system is unique, and the technology is revolutionary in this field," said Christopher J. Conway, president and CEO of Mentor. "The advantages to the clinician are enormous. The system provides greater planning flexibility, improved safety, improved control and better documentation, all while saving hours of time for each procedure."

For the typical procedure, clinicians formulate a treatment dosage plan that maps out the desired placement sites for as many as 100 brachytherapy seeds within the tumor. Prior to the operating procedure the seeds are individually loaded by hand, along with suitable spacers, into a couple of dozen surgical needles. About 10 percent of the seeds are checked to verify radiation levels. The process is tedious and time-consuming, and
exposes the clinician to a certain amount of radiation.   It is
also difficult to modify the plan while the procedure is underway in the operating room because of the time required to load the needles.

With the Isoloader system, the clinician plans the treatment for a specific patient using standard software, and orders brachytherapy seeds of a suitable quantity and activity level for that patient. The seeds are shipped to the clinician in the IsoCartridge, a pre-sterilized "smart" cartridge/magazine with a memory chip containing the individual patient data and seed specifications.

The IsoCartridge is plugged into the Isoloader, and the seeds are automatically loaded into the surgical needles according to the treatment plan. The clinician never handles the seeds, which remain sterile, and he is shielded from radiation. Each seed is individually checked for radioactivity level and patient identification is verified. The speed and flexibility of the system allows the dosage plan to be changed during the operating room procedure.

George M. Hoedeman, president and CEO of South Bay Medical, will become president of a newly created division within Mentor that will bring the Isoloader family of products to market. Dan Elliott, a co-founder of South Bay Medical, will continue as vice president of engineering and product development and will build on the platform of patent-pending technologies received in this acquisition. "Mentor's commitment to advancing brachytherapy technology and great reputation for service and support made them the ideal partner for us to bring the Isoloader to market," said Hoedeman.

"We are proud to bring this exciting new concept to market,"
Conway stated. "We believe it represents a major leap in the brachytherapy field."

The IoGold and PdGold brachytherapy seeds marketed by Mentor are manufactured exclusively for Mentor by North American Scientific, Inc. (NASDAQ: NASI).

Mentor Corporation develops and manufactures specialized medical products, which it markets throughout the world.

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.